Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267127
Prospectus Supplement
(To Prospectus dated November 10, 2022)

YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Yumanity Therapeutics, Inc. and Shareholders of Kineta, Inc.:
Since the filing of our proxy statement/prospectus/information statement with the United States Securities and Exchange Commission (the “SEC”), Yumanity Therapeutics, Inc. (“Yumanity”), Kineta, Inc. (“Kineta”) and Yacht Merger Sub, Inc., a wholly-owned subsidiary of Yumanity (“Merger Sub”) entered into the First Amendment to Merger Agreement (the “Amendment to Merger Agreement”), which amends that certain Agreement and Plan of Merger, dated June 5, 2022 (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Kineta, with Kineta surviving as a wholly-owned subsidiary of Yumanity (the “Merger”). In addition, since the filing of our proxy statement/prospectus/information statement with the SEC, Yumanity, Kineta and certain institutional investors (the “PIPE Investors”) entered into Amendment No. 2 to the Securities Purchase Agreement, which amends that certain Securities Purchase Agreement (as amended, the “Securities Purchase Agreement”) pursuant to which, among other things, Yumanity agreed to issue to the PIPE Investors shares of Yumanity common stock in a private placement transaction for an aggregate purchase price of approximately $30.0 million (the “Private Placement”). We are furnishing this supplement to our proxy statement/prospectus/information statement to:
1.	provide supplemental disclosures regarding the Merger to reflect the Amendment to Merger Agreement;
2.
provide supplemental disclosures regarding the Private Placement to reflect the Amendment No. 2 to the Securities Purchase Agreement and to revise Proposal No. 3 to, among other things, remove references to the number of shares and purchase price of Yumanity common stock to be issued to the PIPE Investors in the Private Placement;

3.
provide supplemental disclosures for additional updates since the filing of the proxy statement/prospectus/information statement, including, among other things, disclosures relating to Kineta’s business with respect to the reduction in force by Kineta of 12 full-time and two part-time employees and the resignation of Jiyoung Hwang from the Kineta board of directors; and

4.	provide a revised proxy card, reflecting revisions to Proposal No. 3 therein.
The Yumanity special meeting will still be held in a virtual-only format via live audio webcast at 10:00 a.m., Eastern Time, on December 13, 2022 at www.virtualshareholdermeeting.com/YMTX2022SM, unless postponed or adjourned to a later date.
The following pages include an Amended and Restated Notice of the Special Meeting, a supplement to the proxy statement/prospectus/information statement, including a revised Proposal No. 3, and a revised proxy card. You should read this supplement to our proxy statement/prospectus/information statement in conjunction with the proxy statement/prospectus/information statement, dated November 10, 2022. Our proxy statement/prospectus/information statement dated November 10, 2022 contains important information regarding Proposal Nos. 1, 2, 4, 5, 6, 7 and 8 submitted to Yumanity’s stockholders which have not been revised by this supplement to the proxy statement/prospectus/information statement, as well as additional important information for Yumanity’s stockholders. If you previously submitted a proxy card or voting instruction form or submitted a proxy or voting instructions by Internet or telephone, then your previous voting instructions will continue to be honored with respect to the shares held by you with respect to all Proposals, including revised Proposal No. 3.
Yumanity and Kineta are excited about the opportunities the Merger brings to both Yumanity and Kineta securityholders, and thank you for your consideration and continued support.
Richard Peters, M.D., Ph.D. President and Chief Executive Officer Yumanity Therapeutics, Inc.	Shawn Iadonato, Ph.D. Chief Executive Officer Kineta, Inc.

YUMANITY THERAPEUTICS, INC.
AMENDED AND RESTATED NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 13, 2022
Dear Stockholders of Yumanity:
On behalf of the board of directors of Yumanity Therapeutics, Inc., a Delaware corporation (“Yumanity”), notice is hereby given that a special meeting of stockholders of Yumanity will be held in a virtual-only format via live audio webcast on December 13, 2022 at 10:00 a.m., Eastern Time, at www.virtualshareholdermeeting.com/YMTX2022SM. This amended and restated notice (the “Amended Notice”) supplements the notice given on November 10, 2022 (the “Original Notice”) as it relates to Proposal No. 3. There is no change to any of the other proposals contained in the Original Notice.
The special meeting of stockholders of Yumanity will be held in a virtual-only format via live audio webcast on December 13, 2022 at 10:00 a.m., Eastern Time, at www.virtualshareholdermeeting.com/YMTX2022SM, for the following purposes:
1.
To approve the issuance of Yumanity common stock in the Merger in accordance with the terms of the Agreement and Plan of Merger, dated as of June 5, 2022, by and among Yumanity, Merger Sub and Kineta, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus/information statement (as amended, the “Merger Agreement”) and the change of control of Yumanity resulting from the Merger.

2.
To approve the amendment to the certificate of incorporation of Yumanity to effect a reverse stock split of Yumanity common stock, at a ratio of one (1) new share for every five (5) to twenty (20) shares of outstanding Yumanity common stock, with the exact ratio and effective time of the reverse stock split of Yumanity common stock to be determined by the Yumanity board of directors and publicly announced by press release (the “Yumanity Reverse Stock Split”), in the form attached as Annex B to the accompanying proxy statement/prospectus/information statement.

3.
To approve the issuance of shares of Yumanity common stock to certain institutional investors (the “PIPE Investors”) in a private placement (the “Private Placement”), as described in the accompanying proxy statement/prospectus/information statement.

4.
To approve the Asset Purchase Agreement, dated as of June 5, 2022, by and between Yumanity and Janssen, a copy of which is attached as Annex E to the accompanying proxy statement/prospectus/information statement (the “Asset Purchase Agreement”) and the transactions contemplated thereby.

5.	To approve the Kineta, Inc. 2022 Equity Incentive Plan (the “2022 Plan”).
6.
To consider and vote upon a proposal to approve, on a non-binding advisory vote basis, compensation that will or may become payable by Yumanity to its named executive officers in connection with the Transactions.

7.	To consider and vote upon an adjournment of the Yumanity special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Yumanity Proposal Nos. 1, 2, 3 or 4.
8.	To transact such other business as may properly come before the Yumanity special meeting or any adjournment or postponement thereof.
The Yumanity board of directors has fixed November 4, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Yumanity special meeting and any adjournment or postponement thereof. Only holders of record of shares of Yumanity common stock at the close of business on the record date are entitled to notice of, and to vote at, the Yumanity special meeting. At the close of business on the record date, Yumanity had 10,856,487 shares of common stock outstanding and entitled to vote. The date of mailing of this Amended Notice, the accompanying supplement to the proxy statement/prospectus/information statement and revised proxy card is on or about December 5, 2022. You should already have received a copy of the Original Notice. If you are a Yumanity stockholder of record, you may attend the Yumanity special meeting by accessing the meeting center at www.virtualshareholdermeeting.com/YMTX2022SM and entering the control number on the proxy card previously received or the revised proxy card.
Your vote is important. The affirmative vote of a majority of the votes properly cast at the Yumanity special meeting, whether present at the virtual special meeting or represented by proxy at the Yumanity special meeting, is required for approval of Yumanity Proposal Nos. 1, 3, 5, 6 and 7. The affirmative vote of the holders of a majority of shares of Yumanity common stock having voting power outstanding on the record date for the Yumanity special meeting is required for approval of Yumanity Proposal Nos. 2 and 4. Yumanity Proposal No. 1 is conditioned upon Yumanity Proposal No. 3. Therefore, the Merger cannot be consummated without the approval of Yumanity Proposal Nos. 1 and 3. The Merger is not conditioned upon Yumanity Proposal No. 4 and the Asset Sale is not conditioned upon Yumanity Proposal Nos. 1 and 3.
Even if you plan to attend the Yumanity special meeting via live audio webcast, Yumanity requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Yumanity special meeting if you are unable to attend.
By Order of the Yumanity Board of Directors,

/s/ Richard Peters, M.D., Ph.D.
Richard Peters, M.D., Ph.D. President and Chief Executive Officer Boston, Massachusetts December 5, 2022
THE YUMANITY BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, YUMANITY AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE YUMANITY BOARD OF DIRECTORS RECOMMENDS THAT YUMANITY STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

YUMANITY THERAPEUTICS, INC.
40 Guest Street, Suite 4410
Boston, Massachusetts 02135

SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

QUESTIONS AND ANSWERS ABOUT THIS SUPPLEMENT
This supplement to the proxy statement/prospectus/information statement, dated December 5, 2022 provides updated information with respect to the Yumanity special meeting, which will be held in a virtual-only format via live audio webcast at 10:00 a.m., Eastern Time, on December 13, 2022 at www.virtualshareholdermeeting.com/YMTX2022SM, or at any adjournment or postponement thereof. If you previously submitted a proxy card or voting instruction form or submitted a proxy or voting instructions by Internet or telephone, then your previous voting instructions will continue to be honored with respect to the shares held by you with respect to all Proposals, including revised Proposal No. 3.
Q:	Why am I receiving this supplement to the proxy statement/prospectus/information statement?
A:
Since the filing of our proxy statement/prospectus/information statement with the United States Securities and Exchange Commission (the “SEC”), Yumanity Therapeutics, Inc. (“Yumanity”), Kineta, Inc. (“Kineta”) and Yacht Merger Sub, Inc., a wholly-owned subsidiary of Yumanity (“Merger Sub”) entered into the First Amendment to Merger Agreement (the “Amendment to Merger Agreement”), which amends that certain Agreement and Plan of Merger, dated June 5, 2022 (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Kineta, with Kineta surviving as a wholly-owned subsidiary of Yumanity (the “Merger”). In addition, since the filing of our proxy statement/prospectus/information statement with the SEC, Yumanity, Kineta and certain institutional investors (the “PIPE Investors”) entered into Amendment No. 2 to Securities Purchase Agreement, which amends that certain Securities Purchase Agreement (as amended, the “Securities Purchase Agreement”) pursuant to which, among other things, Yumanity agreed to issue to the PIPE Investors shares of Yumanity common stock in a private placement transaction for an aggregate purchase price of approximately $30.0 million (the “Private Placement”).

We are furnishing this supplement to our proxy statement/prospectus/information statement to (i) provide supplemental disclosures regarding the Merger to reflect the Amendment to Merger Agreement, (ii) provide supplemental disclosures regarding the Private Placement to reflect the Amendment No. 2 to the Securities Purchase Agreement and to revise Proposal No. 3 to, among other things, remove reference to the number of shares and purchase price of Yumanity common stock to be issued to the PIPE Investors in the Private Placement (iii) provide supplemental disclosures for additional updates since the filing of the proxy statement/prospectus/information statement, including, among other things, relating to Kineta’s business with respect to the reduction in force by Kineta of 12 full-time and two part-time employees and the resignation of Jiyoung Hwang from the Kineta board of directors and (iv) provide a revised proxy card, reflecting revisions to Proposal No. 3 therein. The revised proxy card does not modify or supplement any other Proposals set forth therein.
Q:	Where do I find information regarding the Proposals for the Special Meeting?
A:
Information regarding the Yumanity special meeting and Proposals 1, 2, 4, 5, 6, 7 and 8 to be voted on at the Yumanity special meeting is described in our proxy statement/prospectus/information statement dated November 10, 2022. This supplement to the proxy statement/prospectus/information statement provides additional information since the filing of the proxy statement/prospectus/information statement, a revised Proposal No. 3 and a revised proxy card. You should read this supplement to the proxy statement/prospectus/information statement in conjunction with proxy statement/prospectus/information statement dated November 10, 2022.

Q:	How do I vote my shares?
A:
If you are a Yumanity stockholder, you may provide your proxy instructions in one of three different ways. First, you can mail your signed original or revised proxy card in the enclosed return envelope. You may also provide your proxy instructions via the Internet by following the instructions on your original or revised proxy card or voting instruction form. Finally, you may vote by phone by following the instructions on your signed original or revised proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the special meeting of Yumanity stockholders.
Q:	If my Yumanity shares are held in “street name” by my broker, will my broker vote my shares for me?
A:
If you hold shares beneficially in street name and do not provide your broker or other agent with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when banks, brokers and other nominees are not permitted to vote on certain non-discretionary matters without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-discretionary” matters. Proposal Nos. 1, 3, 4, 5 and 6 as described in the proxy statement/prospectus/information statement, and this supplement are anticipated to be non-discretionary matters. Proposal No. 2 as described in the proxy statement/prospectus/information statement is anticipated to be a discretionary matter. Broker non-votes will not be considered as votes cast by the holders of Yumanity common stock present in person or represented by proxy at the Yumanity special meeting, and will therefore not have any effect with respect to Proposal Nos. 1, 3, 5 and 6. Broker non-votes, if any, will have the effect of an “Against” vote with respect to Proposal Nos. 2, 4 and 7.

Q:	May I vote in person at the special meeting of stockholders of Yumanity?
A:	Yes, Yumanity stockholders entitled to vote at the virtual-only format Yumanity special meeting may vote their shares during the live audio webcast.
Stockholders of Record
If your shares of Yumanity common stock are registered directly in your name with Yumanity’s transfer agent, you are considered to be the stockholder of record with respect to those shares, and this supplement and revised proxy card are being sent directly to you by Yumanity.
If you are a Yumanity stockholder of record, you may attend the Yumanity special meeting by accessing the meeting center at www.virtualshareholdermeeting.com/YMTX2022SM and entering the control number on the proxy card previously received or the revised proxy card.
Even if you plan to attend the Yumanity special meeting via live audio webcast, Yumanity requests that you sign and return the enclosed revised proxy to ensure that your shares will be represented at the Yumanity special meeting if you are unable to attend.
Beneficial Owners
If your shares of Yumanity common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials, including this supplement, are being forwarded to you by your broker or other nominee together with a voting instruction form. As the beneficial owner, you are also invited to attend the Yumanity special meeting via live audio webcast. Because a beneficial owner is not the stockholder of record, you may not vote these shares at the Yumanity special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.
To vote at the special meeting, beneficial owners must obtain a legal proxy from the holder of record and submit proof of legal proxy reflecting the number of shares of Yumanity common stock held as of the record date.
Even if you plan to attend the Yumanity special meeting via live audio webcast, Yumanity requests that you sign and return the proxy materials provided by your broker or other nominee together with a voting instruction to ensure that your shares will be represented at the Yumanity special meeting if you are unable to attend.
Q:	What if I have not already voted?
A:
The enclosed revised proxy card permits you to submit your proxy for all of the proposals outlined in the proxy statement/prospectus/information statement, as updated by this Supplement. If you are a stockholder of record and have not yet voted, please vote promptly by submitting your proxy by completing the revised proxy card included with this Supplement in its entirety, and signing, dating and returning it in the enclosed envelope or voting over the internet by following the instructions set forth in the proxy statement/prospectus/information statement, as updated by this Supplement, and the enclosed revised proxy card. If your shares of Yumanity common stock are held in a brokerage account or by another nominee, the proxy materials, including this Supplement, are being forwarded to you by your broker or other nominee together with a voting instruction form, and in order to vote you must follow the instructions provided on the voting instruction form or otherwise provided by your broker or other nominee.
Q:	What if I already voted?
A:
The enclosed revised proxy card permits you to submit your proxy for all of the proposals outlined in the proxy statement/prospectus/information statement, as updated by this Supplement, and, if submitted, will replace any previously submitted proxy in connection with the special meeting. If you previously submitted a proxy card or voting instruction form or submitted a proxy or voting instructions by Internet or telephone, then your previous voting instructions will continue to be honored with respect to the shares held by you with respect to all Proposals, including revised Proposal No. 3. However, should you wish to change your voting instructions, you may do so. Yumanity stockholders of record, other than those Yumanity stockholders who are parties to support agreements, may change their vote at any time before their proxy is voted at the Yumanity special meeting in one of three ways. First, a stockholder of record of Yumanity can send a written notice to the Secretary of Yumanity stating that it would like to revoke its proxy. Second, a stockholder of record of Yumanity can submit new proxy instructions either on a new proxy card, by using the revised proxy card included herein, or via the Internet. Third, a stockholder of record of Yumanity can attend the Yumanity special meeting and vote during the live audio webcast. Attendance alone at the virtual special meeting will not revoke a proxy. If a Yumanity stockholder of record or a stockholder who owns Yumanity shares in “street name” has instructed a broker to vote its shares of Yumanity common stock, the stockholder must follow directions received from its broker to change those instructions.

Q:	Has the date, time or location of the special meeting of Yumanity stockholders changed?
A:
No, the special meeting of Yumanity stockholders will still be held in a virtual-only format via live audio webcast at www.virtualshareholdermeeting.com/YMTX2022SM at 10:00 a.m., Eastern Time, on December 13, 2022. All Yumanity stockholders as of the record date, or their duly appointed proxies, may attend the virtual special meeting.

Q:	Who can help answer my questions?
A:	If you are a Yumanity stockholder and would like additional copies, without charge, of the proxy statement/prospectus/information statement or this supplement, please contact:
Yumanity Therapeutics, Inc.
40 Guest Street, Suite 4410
Boston, Massachusetts 02135
(617) 409-5300
Attn: Secretary
If you have questions about the Merger, including the procedures for voting your shares, please contact:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Call Toll-Free: 1-800-322-2885
Email: proxy@mackenziepartners.com

If you are a Kineta shareholder and would like additional copies, without charge, of the proxy statement/prospectus/information statement or this supplement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:
Kineta, Inc.
219 Terry Ave. N., Suite 300
Seattle, Washington 98109
(203) 378-0400
Attn: Secretary

SUPPLEMENTAL DISCLOSURES
The following supplemental information should be read in conjunction with the proxy statement/prospectus/information statement, which should be read in its entirety. All page references are to pages in the proxy statement/prospectus/information statement. All information in the proxy statement/prospectus/information statement that is inconsistent with supplemental disclosures are revised to reflect the supplemental disclosures below.
MARKET PRICE AND DIVIDEND INFORMATION
Dividends
The following text shall be added to the end of the section under the heading “Dividends - Yumanity” beginning on page 36 of the proxy statement/prospectus/information statement:
On December 5, 2022, Yumanity declared a dividend, distributing any remaining available cash proceeds from the Asset Sale to Yumanity stockholders via a one-time dividend, net of any amounts retained for outstanding obligations and net cash requirements associated with the closing of the Merger (which following Amendment No. 1 to the Merger Agreement, requires a minimum of $7.5 million in cash to be retained by Yumanity). The amount of such dividend (if any) is currently uncertain, pending the determination of Yumanity’s outstanding obligations and net cash position as of the closing of the Merger.
THE TRANSACTIONS
Background of the Transactions
The underlined language shall be added to the end of the last paragraph on page 184 of the proxy statement/prospectus/information statement:
On May 6, 2022, Goodwin sent an initial draft of the Merger Agreement to Kineta’s outside counsel, Orrick, Herrington & Sutcliffe LLP (“Orrick”). The draft of the Merger Agreement provided, among other things, (i) that Yumanity would be permitted to dispose of all or any of the Purchased Assets at any time prior to the closing of the Merger; (ii) that Yumanity would be permitted to distribute to Yumanity’s stockholders all or any portion of the proceeds of any such disposition in excess of $10 million; (iii) that Yumanity would receive a $26 million credit to their net cash in the event that they continued to own the Purchased Assets at the closing of the Merger; (iv) that the closing of the Merger would be conditioned among, other things, a minimum of $30 million having been received by Yumanity in connection with the PIPE Investment simultaneously with the closing of the Merger; and (v) termination fees of $1.02 million payable by Yumanity and $5.82 million payable by Kineta, in each case, payable under certain circumstances specified in the Merger Agreement. The draft also included representations and warranties, covenants, closing conditions, non-solicitation and termination rights customary for a transaction similar to the Merger, including the acceleration of outstanding Yumanity RSUs and RSAs, as described more fully in the section titled “Equity Acceleration” in this proxy statement/prospectus/information statement.
The second paragraph on page 187 of the proxy statement/prospectus/information statement is hereby replaced in its entirety with the following:
On June 2, 2022, a meeting of the compensation committee of Yumanity’s board of directors was held via videoconference, which representatives of Yumanity management attended a portion thereof. At this meeting, the compensation committee reviewed and approved the terms of the proposed transaction success bonuses to be awarded to certain non-executive employees and retention bonuses for each employee of the Company engaged in scientific research. After the representatives of Yumanity management left the meeting, the compensation committee then reviewed the terms of proposed transaction bonuses to be awarded to the Company’s executive officers for contributions made throughout the transaction process and to retain them through closing of the Merger. The compensation committee then approved such transaction success bonuses for the Company’s executive officers. For further information on the transaction bonuses payable to certain executive officers of Yumanity, please see “The Transactions—Transaction Bonuses” beginning on page 205 of this proxy statement/prospectus/information statement.
The following text shall be added after the first paragraph on page 188 of the proxy statement/prospectus/information statement:
On July 20, 2022, a meeting of the nominating and corporate governance committee of Yumanity’s board of directors was held via videoconference, which representatives of Yumanity’s management attended. At this meeting,

Mr. Arkowitz noted that the Merger Agreement requires Yumanity’s board of directors to designate two members of the board of directors for the combined entity. He further stated that in the weeks following the June 6, 2022 announcement of the Merger Agreement, he had discussed these designations with other members of Yumanity’s board of directors and that he, Dr. Peters and Dr. Zydowsky are each willing and able to serve and each satisfy Kineta’s criteria for service. Following discussion, the committee recommended that Mr. Arkowitz inform Kineta of this and request that Kineta’s board of directors select two individuals from among Dr. Peters, Dr. Zydowsky and Mr. Arkowitz. Thereafter, Kineta selected Dr. Peters and Dr. Arkowitz to serve on the board of the combined entity and on August 4, 2022, Yumanity’s board of directors designated by unanimous written consent Dr. Peters and Mr. Arkowitz to serve on the board of directors of the combined entity.
The following text shall be added to the end of the section under the heading “Background of the Transactions” beginning on page 175 of the proxy statement/prospectus/information statement:
On November 30, 2022, Orrick reached out to Goodwin to inform Yumanity that certain of the PIPE Investors had expressed that they would not be able to fund their portion of the PIPE Investment at the closing of the Merger in mid-December 2022 pursuant to the terms of the Securities Purchase Agreement. Subsequently, Kineta management confirmed this in a telephonic conversation with Yumanity management. Later that day, Kineta management conveyed that, after further discussions with such PIPE Investors and their counsel, the parties were considering a revised funding structure in which the PIPE Investors would fund $7.5 million concurrently with the closing of the Merger and the remainder of the committed funds (i.e., $22.5 million) by April 1, 2023, with the pricing of the second tranche revised to be determined by a formula based on the then-current market price of the post-closing combined company’s common stock. Kineta management asked that the parties mutually waive the closing condition under the Merger Agreement with respect to the concurrent financing to allow for a closing on these revised terms. Throughout the day, Orrick and Goodwin continued to discuss the terms of such proposal and Orrick noted that the PIPE Investors would be required to fund their respective investment amounts into an escrow account prior to the closing of the Merger, with respect to the first tranche, and prior to the expected closing of the second tranche, as applicable, in order to ensure timely payment of the committed investment amounts. Such closing condition is further described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger”. Yumanity management noted that they would convey the request to the Yumanity board of directors, who would have to discuss the request with its advisors.
On December 1, 2022, Orrick reached out to Goodwin to inform Yumanity that the PIPE Investors had rejected Kineta’s proposal described in this paragraph above and that such PIPE Investors stated they would not fund any portion of their committed funds at the closing of the Merger but that they were willing to fund $10 million on April 1, 2023. Orrick further informed Goodwin at such time that Kineta had reiterated it would be willing to move forward with the Transaction if the PIPE Investors accepted their original proposal. Later that day, a meeting of the Yumanity board of directors was held via videoconference, which representatives from Yumanity management and Goodwin attended. At this meeting, Dr. Peters provided an update on the Transactions, including briefing the Yumanity board of directors on the recent development regarding the PIPE Investment. Dr. Peters summarized Kineta’s proposal for a revised funding structure as described in the preceding paragraph, noting that the PIPE Investors had rejected such proposal and instead offered to fund $10 million on April 1, 2023. Dr. Peters noted that Kineta had confirmed it would not be able to solicit additional funds from other financing sources prior to the anticipated closing date of the Merger. The Yumanity board of directors discussed various alternatives and the likely effect of each on Yumanity stockholders. Specifically, the Yumanity board of directors discussed potentially delaying the Merger or consummating the Asset Sale as anticipated and then proceeding with a liquidation of Yumanity, and the additional costs and potential adverse impacts to Yumanity’s stockholders of each of these alternatives. The Yumanity board of directors also discussed proceeding with the Merger under the revised proposed terms and the potential impact on the post-Merger combined company having less cash on hand immediately post-closing, as well as the potential for increased dilution to the post-closing company’s stockholders due to the change in pricing formula for the second tranche of the PIPE Investment. The Yumanity board of directors also considered the viability of potential litigation claims against the PIPE Investors and the cost of pursuing such claims in light of the company’s limited resources. The Yumanity board of directors then asked questions regarding Kineta’s cash runway and the viability of Yumanity as a standalone entity following the Asset Sale, which Yumanity management responded to. Following discussion, the Yumanity board of directors authorized Yumanity management to revert to Kineta with a counterproposal pursuant to which Yumanity would agree to the revised terms for the PIPE Investment as initially proposed by Kineta on November 30, 2022, subject to a reduction in Yumanity’s minimum net cash requirement, allowing Yumanity to distribute to Yumanity stockholders (prior to the closing of the Merger) all cash in excess of $5 million (instead of the current $10 million threshold) and to revise the formula for determining the exchange ratio to reflect a decreased valuation for Kineta, which would result in an increase in the percentage of the Yumanity common stock being allocated to the current Yumanity stockholders, and, therefore, an exchange ratio that would be more favorable to current Yumanity stockholders. Following the meeting, Dr. Peters conveyed the counterproposal to Kineta management as authorized by the Yumanity board of directors and Goodwin conveyed the counterproposal substantially concurrently to Orrick.
On December 2, 2022, Orrick reached out to Goodwin by telephone and conveyed that the PIPE Investors have agreed to fund an initial investment amount of $7.5 million at the closing of the Merger, with an additional $22.5 million to be funded by March 31, 2023, which additional investment amount would be at a price per share of Yumanity common stock calculated based on the 5-day volume weighted average price of Yumanity common stock as of the closing date of the Merger. Orrick expressed concern on behalf of Kineta about any revision to the exchange ratio but conveyed that Kineta was willing to decrease Yumanity’s minimum net cash requirement to $7.5 million, permitting Yumanity to distribute any remaining available cash in excess of $7.5 million. Following subsequent calls further discussing the Yumanity counterproposal between the chief executive officers of both companies, and separately between Orrick and Goodwin, Kineta further agreed to reduce the “Company Valuation” (as defined in the Merger Agreement) from $194 million to $153 million, which would have the effect of revising the exchange ratio such that current Yumanity securityholders would own approximately 17% of the post-merger combined company following the closing of the Merger, increased from approximately 15% based on the current exchange ratio. Calculation of the exchange ratio is further described in the section titled “The Merger Agreement—Merger Consideration”.
On December 3, 2022, a meeting of the Yumanity board of directors was held via videoconference, which representatives from Yumanity management and Goodwin attended. At this meeting, Dr. Peters provided an update on his discussions with Kineta management regarding the PIPE Investment and the details of the latest proposal from Kineta and the PIPE Investors described above. Following discussion, the Yumanity board of directors determine that such proposal was in the best interest of Yumanity and its stockholders and approved such proposal, on the condition that Kineta commits to use reasonable efforts close the Merger by December 16, 2022, and directed Yumanity management and Goodwin to finalize documentation reflecting the agreed upon changes. Also, at this meeting, the Board declared a dividend, distributing any remaining available cash proceeds from the Asset Sale to Yumanity stockholders via a one-time dividend, net of any amounts retained for outstanding obligations and net cash requirements associated with the closing of the Merger (which following Amendment No. 1 to the Merger Agreement, requires a minimum of $7.5 million in cash to be retained by Yumanity).
On December 5, 2022, following approval of the Yumanity board of directors, Yumanity entered into Amendment No. 1 to the Merger Agreement, Amendment No. 2 to the Securities Purchase Agreement and Amendment No. 2 to Registration Rights Agreement.

AGREEMENTS RELATED TO THE MERGER
The paragraph under the heading “The Private Placement” on page 283 of the proxy statement/prospectus/information statement is hereby replaced in its entirety with the text below. All other references to the Private Placement in the proxy statement/prospectus/information statement are also revised to reflect the information below:
The Private Placement
Concurrently with the execution of the Merger Agreement, Yumanity entered into the Securities Purchase Agreement with certain institutional investors (the “Original PIPE Investors”), including certain current Kineta shareholders. Pursuant to the Securities Purchase Agreement, each investor agreed to subscribe for and purchase, and Yumanity agreed to issue and sell to the Original PIPE Investors, immediately following the closing of the Merger, shares of Yumanity common stock for a purchase price of $2.09 per share, for aggregate gross proceeds of $30,000,000 (the “Private Placement”). The shares of Yumanity common stock to be issued pursuant to the Securities Purchase Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. On October 24, 2022, Yumanity and the Original PIPE Investors entered into Amendment No. 1 to the Securities Purchase Agreement which amended the purchase price to $1.65 per share and provided that each Original PIPE Investor would receive warrants to purchase shares of Kineta.
On December 5, 2022, Yumanity, the Original PIPE Investors, and certain additional investors (the “New PIPE Investors” and together with the Original PIPE Investors, the “PIPE Investors”) entered into Amendment No. 2 to the Securities Purchase Agreement which provided for (i) the sale and issuance of up to 4,545,454 shares of Yumanity common stock at a purchase price of $1.65 per share immediately following the effective time of the Merger (the “Effective Time”), (ii) the sale and issuance of a number of shares of Yumanity common stock at a purchase price equal to (a) the volume-weighted average price of Yumanity common stock for the five (5) trading days prior to March 31, 2023 (the “VWAP”), plus (b) 10% of the VWAP, equal to an aggregate purchase price of $22.5 million, on March 31, 2023, (iii) the forfeiture of the warrants granted under Amendment No. 1 to the Securities Purchase Agreement and (iv) the issuance to certain PIPE Investors of warrants to purchase shares of Kineta. The warrants were issued by Kineta and will be treated in the same manner as all other outstanding warrants of Kineta at the Effective Time and will receive a portion of the consideration allocated to other Kineta securityholders under the terms of the Merger Agreement. For the avoidance of doubt, the warrants are not issued by Yumanity. Any warrants issued to a PIPE Investor will only be exercisable following the closing of the Private Placement and will expire in the event any PIPE Investor fails to consummate the Private Placement pursuant to the terms of the Securities Purchase Agreement.
While the amended terms of the Private Placement will result in less proceeds received by Yumanity from the PIPE Investors immediately following the closing of the Merger, the total aggregate proceeds to be received by Yumanity remains unchanged. The purchase price per share for the shares issued on March 31, 2023 is based on the VWAP, and is not currently known. As a result, the Private Placement as amended by Amendment No. 2 to the Securities Purchase Agreement may result in the PIPE Investors owning an increased or decreased percentage of Yumanity Common Stock following March 31, 2023 than contemplated by Amendment No. 1 to the Securities Purchase Agreement.
Yumanity has granted the PIPE Investors certain registration rights in connection with the Private Placement, pursuant to which Yumanity will prepare and file a resale registration statement with the SEC within 60 calendar days following the closing of each tranche of the Private Placement covering the shares of Yumanity’s common stock issued in the Private Placement. Yumanity has also agreed, among other things, to indemnify the PIPE Investors and their respective directors, officers, stockholders, members, partners, employees and agents, and each person who controls such Investor, from certain liabilities and to pay certain expenses incurred by Yumanity in connection with the registration of the shares issued in the Private Placement.
The Private Placement is contingent upon, among other things, the substantially concurrent closing of the Merger. The Securities Purchase Agreement contains customary representations, warranties, covenants and agreements of Yumanity and the PIPE Investors and customary closing conditions and termination rights (including a termination right if the Merger Agreement is terminated in accordance with its terms).
Immediately following the Merger, and after giving effect to the initial issuance of Yumanity common stock pursuant to the Private Placement, Kineta shareholders, optionholders, warrantholders and holders of restricted stock units of Kineta (“Kineta RSUs”) are expected to own approximately 77.5% of the Yumanity common stock on a fully diluted basis (as defined in the Merger Agreement), existing Yumanity stockholders, optionholders, warrantholders and holders of restricted stock units are expected to own approximately 15.9% of the Yumanity common stock on a fully diluted basis (as defined in the Merger Agreement), and the PIPE Investors are expected to own approximately 6.6% of the Yumanity common stock on a fully diluted basis (as defined in the Merger Agreement), and based upon whether Yumanity’s net cash at the closing of the Merger increases or decreases and any changes in the capitalization of Yumanity or Kineta prior to the closing of the Merger. Following the second issuance of shares of Yumanity Common Stock on March 31, 2023 pursuant to the Private Placement, and assuming a then applicable VWAP of $1.76, Kineta shareholders, optionholders, warrantholders and holders of Kineta RSUs are expected to own approximately 65.3% of the Yumanity common stock on a fully diluted basis (as defined in the Merger Agreement), existing Yumanity stockholders, optionholders, warrantholders and holders of restricted stock units are expected to own approximately 13.5% of the Yumanity common stock on a fully diluted basis (as defined in the Merger Agreement), and the PIPE Investors are expected to own approximately 21.2% of the Yumanity common stock on a fully diluted basis (as defined in the Merger Agreement), and based upon whether Yumanity’s net cash at the closing of the Merger increases or decreases and any changes in the capitalization of Yumanity or Kineta prior to the closing of the Merger.

THE MERGER AGREEMENT
General
The following text shall be added to the end of the section under the heading “General” beginning on page 219 of the proxy statement/prospectus/information statement:
On June 5, 2022, Yumanity, Kineta, and Merger Sub, a wholly-owned subsidiary of Yumanity entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Kineta, with Kineta surviving as a wholly-owned subsidiary of Yumanity. On December 5, 2022, Yumanity, Kineta, and Merger Sub entered into Amendment No. 1 to the Merger Agreement, which is attached as Annex A-2 to this supplement.
Merger Consideration
The first three paragraphs under the heading “Merger Consideration” on page 219 of the proxy statement/prospectus/information statement is hereby replaced in its entirety with the text below. All other references to the Exchange Ratio and the Company Valuation in the proxy statement/prospectus/information statement are also revised to reflect the information below:
Amendment No. 1 to the Merger Agreement amended the “Company Valuation” (as defined in the Merger Agreement) from $194 million to $153 million. This amendment will impact the exchange ratio for the Merger (the “Exchange Ratio”), as described below, such that existing Yumanity stockholders, optionholders warrantholders and holders of restricted stock units will holder a larger percentage of Yumanity common stock following the closing of the Merger than contemplated by the terms of the Merger Agreement prior to amendment.
At the Effective Time, all outstanding shares of Kineta common stock, Kineta RSUs and all outstanding options and warrants to purchase Kineta common stock, respectively, shall convert into the right to receive Yumanity common stock, options, restricted stock units or warrants as follows:
•
each share of Kineta common stock outstanding immediately prior to the Effective Time (excluding shares held as treasury stock or owned by any of Kineta, any subsidiary of Kineta or Merger Sub, and shares held by shareholders who have exercised and perfected appraisal rights or dissenters’ rights (each such share, a “dissenting share”)) will automatically be converted into the right to receive a number of shares of Yumanity common stock determined by the Exchange Ratio and subject to adjustment to account for the proposed Yumanity Reverse Stock Split. The Exchange Ratio, currently estimated as 0.50 based on the revised Company Valuation,, is based upon Yumanity’s and Kineta’s capitalization immediately prior to the date of this proxy statement/prospectus/information statement, and will be adjusted based on the amount of Yumanity net cash at the closing of the Merger and changes in the capitalization of Yumanity or Kineta prior to the closing of the Merger;

•
each option to purchase shares of Kineta common stock outstanding and unexercised immediately prior to the Effective Time will be assumed by Yumanity and will become an option, subject to vesting, to purchase that number of shares of the common stock of Yumanity multiplied by the Exchange Ratio (and rounding down to the nearest whole number), at an exercise price equal to the per share exercise price of such Kineta option divided by the Exchange Ratio (and rounding up to the nearest whole cent) subject to adjustment to account for the proposed Yumanity Reverse Stock Split;

•
each Kineta RSU outstanding immediately prior to the Effective Time will be assumed by Yumanity and will become, subject to vesting, a restricted stock unit with respect to that number of shares of common stock of Yumanity equal to the number of shares of Kineta common stock that were subject to such Kineta RSU, as in effect immediately prior to the Effective Time, multiplied by the Exchange Ratio (and rounding down to the nearest whole number) subject to adjustment to account for the proposed Yumanity Reverse Stock Split; and

•
each warrant to purchase shares of Kineta common stock outstanding and unexercised immediately prior to the Effective Time will be assumed by Yumanity and will become a warrant to purchase that number of shares of the Yumanity common stock multiplied by the Exchange Ratio (and rounding down to the nearest whole number), at an exercise price equal to the per share exercise price of such Kineta warrant divided by the Exchange Ratio (and rounding up to the nearest whole cent) subject to adjustment to account for the proposed Yumanity Reverse Stock Split.

The Exchange Ratio provided herein is an estimate based upon Yumanity’s and Kineta’s capitalization numbers immediately prior to the date of this supplement. The final Exchange Ratio will be adjusted based on the amount of Yumanity net cash at the closing of the Merger, and changes in the capitalization of Yumanity or Kineta prior to the closing of the Merger. The final Exchange Ratio is the quotient determined by dividing the Surviving Corporation Allocation Shares (as described below) by the total number of shares of Kineta capital stock outstanding immediately prior to the closing of the Merger as expressed on a fully diluted and as-converted basis.
The “Surviving Corporation Allocation Shares” is the number determined by first dividing the total number of shares of Yumanity Outstanding Shares by the Yumanity Allocation Percentage and then subtracting the Yumanity Outstanding Shares. The Yumanity Allocation Percentage is derived by dividing the Yumanity Valuation (as defined in the Merger Agreement) of $34 million, adjusted as described below, by the sum of the Yumanity Valuation and the Company Valuation (as amended by Amendment No. 1 to the Merger Agreement), or $187 million, provided that the Yumanity Valuation is subject to (i) an increase on a dollar-for-dollar basis by the amount that Yumanity’s net cash at the closing of the Merger is greater than $10 million and (ii) a reduction on a dollar-for-dollar basis by the amount that Yumanity’s net cash at the closing of the Merger is less than $10 million; provided that if Yumanity continues to own the Purchased Assets at the closing of the Merger, Yumanity’s net cash will be increased by $7.5 million; provided, further, that if Kineta fails to deliver financial statements of Kineta complying in form and substance with all requirements to be included in the Registration Statement, of which this proxy statement/prospectus/information statement is a part, Yumanity’s net cash would be increased by $35,000 for each day following July 31, 2022 until Kineta delivered such financial statements. As such financial statements were delivered by Kineta on July 31, 2022, Yumanity’s net cash will not be adjusted for purposes of determining the Yumanity Valuation.
Conditions to the Completion of the Merger
The final bullet of the first paragraph under the heading “Conditions to the Completion of the Merger” beginning on page 223 of the proxy statement/prospectus/information statement is hereby replaced in its entirety with the text below:
A minimum aggregate of $7.5 million must be received prior to, or substantially simultaneously with, the closing of the Merger by Yumanity from the PIPE Investors in the Private Placement and any other interim financing conducted by Kineta prior to the closing of the Merger.
KINETA’S BUSINESS
Employees and Human Capital Resources
The following text shall be added to the end of the section under the heading “Employees and Human Capital Resources” beginning on page 342 of the proxy statement/prospectus/information statement:
On December 3, 2022, Kineta reduced its workforce from 23 full-time employees and three part-time employees to 11 full-time employees and one part time employee (the “Reduction in Force”).
Following the Reduction in Force, Kineta had 11 full-time employees and one part-time employee, including three employees with M.D., Pharm.D. or Ph.D. degrees. Of these full-time employees, three are engaged in research and development activities and eight are engaged in general and administrative activities. The part-time employee is engaged with general and administrative matters

MANAGEMENT FOLLOWING THE MERGER
Executive Officers and Directors
The following text shall be added to the end of the section under the heading “Executive Officer and Directors of the Combined Organization Following the Merger” beginning on page 377 of the proxy statement/prospectus/information statement. All other references to Jiyoung Hwang and the anticipated directors of the combined organization in the proxy statement/prospectus/information statement are also revised to reflect the information below:
On November 29, 2022, Jiyoung Hwang resigned from the board of directors of Kineta, effective immediately. Ms. Hwang is no longer expected to serve as a director of the combined organization following the Merger.
RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED ORGANIZATION
The following text shall be added after the subsection “Kineta Transactions—Lock-up Agreements” in the section under the heading “Related Party Transactions of Directors and Executive Officers of the Combined Organization” beginning on page 394 of the proxy statement/prospectus/information statement:
Private Placement Shares and Private Placement Warrants
In connection with the Private Placement, on December 5, 2022, Yumanity agreed to issue 60,607 shares of Yumanity common stock to Shawn Iadonato, Ph.D., 60,607 shares of Yumanity common stock to Whetstone Ventures LLC (“Whetstone”) and 3,212,121 shares of Yumanity common stock to RLB Holdings Connecticut LLC (“RLB Connecticut”) at a price per share equal to $1.65 for an aggregate purchase price of $5,500,002.75 (such shares, the “First Tranche Shares”). The purchase and sale of the First Tranche Shares is expected to occur immediately following, and is conditioned upon, the closing of the Merger. On December 5, 2022, Yumanity also agreed to issue to RLB Connecticut a number of shares to be determined at a price equal to (a) the VWAP, plus (b) 10% of the VWAP, for an aggregate purchase price of $2,500,000 (such shares, the “Second Tranche Shares”). The purchase and sale of the Second Tranche Shares is expected to occur on March 31, 2023.
Further, on December 5, 2022, Kineta issued to Dr. Iadonato, Whetstone and RLB Connecticut stock purchase warrants to purchase 20,101 shares, 20,101 shares and 1,065,327 shares, respectively, of Kineta’s non-voting common stock, par value $0.001 per share.
Whetstone is affiliated with Craig W. Philips, M.B.A., who serves as President of Kineta and who will serve as President of the combined organization. RLB Connecticut is affiliated with Raymond Bartoszek, M.B.A., who serves as a member of Kineta’s board of directors and who will serve as a member of the combined organization’s board of directors.
Call Option Agreement
On December 5, 2022, Charles Magness, Kineta and RLB Connecticut entered into a call option agreement (the “Call Option Agreement”). Mr. Magness, a shareholder of Kineta, holds certain shares of Kineta voting common stock that, at the closing of the Merger, will be converted into the right to receive a number of shares of Yumanity common stock calculated in accordance with the Merger Agreement (the “Option Shares”). Pursuant to the Call Option Agreement, Mr. Magness granted to RLB Connecticut the right to purchase, and Mr. Magness agreed to promptly sell to RLB Connecticut, at a per share purchase price equal to the lesser of (i) $0.995 or (ii) the price paid by investors in the Private Placement for a share of Yumanity Common Stock, all of the Option Shares, subject to and in accordance with the terms and conditions of the Call Option Agreement.

PRINCIPAL STOCKHOLDERS OF COMBINED ORGANIZATION
The table setting out the principal stockholders of the combined organization under the heading “Principal Stockholders of the Combined Organization” beginning on page 425 of the proxy statement/prospectus/information statement is hereby replaced in its entirety with the text below:
Name of Beneficial Owner	Number of Shares Beneficially Owned	%
Five Percent Stockholders (other than directors and officers):
Charles Magness(1)	5,345,677	6.9%
CBI USA, Inc.(2)	6,495,430	8.1%

Named Executive Officers and Directors:
Shawn Iadonato, Ph.D.(3)	7,184,257	9.0%
Craig W. Philips, M.B.A.(4)	1,426,405	1.8%
Pauline Kenny, Esq.(5)	405,205	*
Marion R. Foote, M.B.A.(6)	937,919	1.2%
Raymond Bartoszek, M.B.A.(7)	3,685,154	4.7%
Richard Peters, M.D., Ph.D.(8)	397,503	*
David Arkowitz, M.B.A.(9)	11,747	*
All executive officers and directors as a group (9 persons)	14,142,224	17.9%
*	Indicates beneficial ownership of less than one percent.
(1)	Consists of (i) 5,284,678 shares of common stock held by Charles Magness and (ii) 60,999 shares of common stock held by Robert W. Baird & Co. Inc. TTEE FBO Charles Magness.
(2)
Consists of (i) 4,515,444 shares of common stock held by CBI USA, (ii) 212,141 shares of common stock issuable upon the exercise of a warrant issued to CBI USA currently exercisable within 60 days of October 25, 2022, and (iii) 1,767,845 shares of common stock issuable upon the exercise of a warrant issued to Growth & Value, an affiliate of CBI USA, currently exercisable within 60 days of October 25, 2022. This table excludes the 606,060 shares of common stock that CBI USA agreed to purchase immediately following the closing of the Merger pursuant to the Securities Purchase Agreement. Assuming the purchase of 606,060 shares of common stock by CBI USA immediately after the closing of the Merger, CBI USA will beneficially own 7,101,490 shares, or 8.8% of the shares, of the combined organization. The address for CBI USA is 300 Western Ave., Suite 400, Seattle, WA 98121 and the address for Growth & Value is 4F, Seokcheon Bldg, 570, Samseong-Ro, Gangnam-Gu, Seoul, South Korea 06164.

(3)
Consists of (i) 5,296,154 shares of common stock held by Shawn Iadonato, (ii) 32,735 shares of common stock held by NuView IRA, Inc. FBO Shawn Iadonato 9914306, (iii) 40,139 shares of common stock held by Robert W. Baird & Co. Inc. TTEE FBO Shawn Iadonato Rollover IRA, and (iv) 1,815,229 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of October 25, 2022. This table excludes the 60,607 shares of common stock that Dr. Iadonato agreed to purchase immediately following the closing of the Merger pursuant to the Securities Purchase Agreement. Assuming the purchase of 60,607 shares of common stock by Dr. Iadonato immediately after the closing of the Merger, Dr. Iadonato will beneficially own 7,244,864 shares, or 9.1% of the shares, of the combined organization.

(4)
Consists of (i) 59,450 shares of common stock held by Craig W. Philips, (ii) 209,722 shares of common stock held by Whetstone, (iii) 105,514 shares of common stock issuable upon the exercise of a warrant issued to Whetstone currently exercisable within 60 days of October 25, 2022, and (iv) 1,051,719 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of October 25, 2022. This table excludes the 60,607 shares of common stock that Whetstone agreed to purchase immediately following the closing of the Merger pursuant to the Securities Purchase Agreement. Assuming the purchase of 60,607 shares of common stock by Whetstone immediately after the closing of the Merger, Mr. Philips will beneficially own 1,487,012 shares, or 1.9% of the shares, of the combined organization. Mr. Philips is a member/manager of Whetstone and shares voting and dispositive power over the shares held by Whetstone. As such, Mr. Philips may be deemed to beneficially own such shares held by Whetstone. The address for Whetsone is 7239 SE 29th St., Mercer Island, WA 98040.

(5)
Consists of (i) 90,618 shares of common stock held by Pauline Kenny, and (ii) 314,587 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of October 25, 2022.

(6)
Consists of (i) 664,609 shares of common stock held by Marion R. Foote, (ii) 130,671 shares of common stock issuable upon the exercise of warrants issued to Marion R. Foote currently exercisable within 60 days of October 25, 2022, and (iii) 142,639 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of October 25, 2022.

(7)
Consists of (i) 2,957,513 shares of common stock held by RLB Connecticut, (ii) 291,908 shares of common stock held by RLB Holdings, (iii) 293,094 shares of common stock issuable upon the exercise of a warrant issued to RLB Connecticut currently exercisable within 60 days of October 25, 2022, and (iv) 142,639 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of October 25, 2022. This table excludes the 3,212,121 shares of common stock that RLB Connecticut agreed to purchase immediately following the closing of the Merger pursuant to the Securities Purchase Agreement. This table also excludes the 1,000,000 shares of common stock that RLB Connecticut has the right to purchase pursuant to the Call Option Agreement. Assuming the purchase of 3,212,121 shares of common stock by RLB Connecticut immediately after the closing of the Merger and the purchase of 1,000,000 shares of common stock by RLB Connecticut pursuant to the Call Option Agreement, Mr. Bartoszek will beneficially own

7,897,275 shares, or 9.6% of the shares, of the combined organization. Raymond Bartoszek, a member of Kineta’s board of directors, is a managing general partner of RLB Connecticut and RLB Holdings and shares voting and dispositive power over the shares held by RLB Connecticut and RLB Holdings. As such, Mr. Bartoszek may be deemed to beneficially own such shares held by RLB Connecticut and RLB Holdings. The address for RLB Connecticut and RLB Holdings is 343 Greenwich Ave., Ste. 200, Greenwich, CT 06830.
(8)	Consists of (i) 70,446 shares of common stock held by Dr. Peters and (ii) 327,057 shares of common stock issuable upon exercise of options exercisable within 60 days of October 25, 2022.
(9)	Consists of (i) 4,347 shares of common stock held by Mr. Arkowitz and (ii) 7,400 shares of common stock issuable upon exercise of options exercisable within 60 days of October 25, 2022.

Yumanity Proposal No. 3: Approval of the Issuance of Shares of Yumanity Common Stock to the PIPE Investors in the Private Placement
The text under the heading “Yumanity Proposal No. 3: Approval of the Issuance of Shares of Yumanity Common Stock to the PIPE Investors in the Private Placement” beginning on page 254 of the proxy statement/prospectus/information statement is hereby replaced in its entirety with the text below:
At the Yumanity special meeting, Yumanity stockholders will be asked to approve the issuance of shares of Yumanity common stock to the PIPE Investors in the Private Placement for gross proceeds of approximately $30.0 million. For the purposes of complying with the applicable provisions of Nasdaq Stock Market Listing Rule 5635, in the event the Merger is approved, Yumanity’s stockholders are being asked to approve the issuance of shares of Yumanity common stock to the PIPE Investors in the Private Placement.
Immediately following the Merger, and after giving effect to the initial issuance of Yumanity common stock pursuant to the Private Placement, Kineta shareholders, optionholders, warrantholders and holders of Kineta RSUs are expected to own approximately 77.5% of the Yumanity common stock on a fully diluted basis (as defined in the Merger Agreement), existing Yumanity stockholders, optionholders, warrantholders and holders of restricted stock units are expected to own approximately 15.9% of the Yumanity common stock on a fully diluted basis (as defined in the Merger Agreement), and the PIPE Investors are expected to own approximately 6.6% of the Yumanity common stock on a fully diluted basis (as defined in the Merger Agreement), and based upon whether Yumanity’s net cash at the closing of the Merger increases or decreases and any changes in the capitalization of Yumanity or Kineta prior to the closing of the Merger. Following the second issuance of shares of Yumanity Common Stock on March 31, 2023 pursuant to the Private Placement, and assuming a then applicable VWAP of $1.76, Kineta shareholders, optionholders, warrantholders and holders of Kineta RSUs are expected to own approximately 65.3% of the Yumanity common stock on a fully diluted basis (as defined in the Merger Agreement), existing Yumanity stockholders, optionholders, warrantholders and holders of restricted stock units are expected to own approximately 13.5% of the Yumanity common stock on a fully diluted basis (as defined in the Merger Agreement), and the PIPE Investors are expected to own approximately 21.2% of the Yumanity common stock on a fully diluted basis (as defined in the Merger Agreement), and based upon whether Yumanity’s net cash at the closing of the Merger increases or decreases and any changes in the capitalization of Yumanity or Kineta prior to the closing of the Merger.
Nasdaq Listing Rule 5635(a)(1) requires a company listed on Nasdaq to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of the stock or assets of another company, if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock then outstanding. The potential issuance of the shares of Yumanity common stock in the Merger will exceed the 20% threshold under the Nasdaq Listing Rules. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), Yumanity must obtain the approval of Yumanity stockholders for the issuance of these shares in the Merger.
Nasdaq Listing Rule 5635(b) also requires a company listed on Nasdaq to obtain stockholder approval prior to an issuance of securities that will result in a “change of control” of the company. Although Nasdaq has not adopted any rule as to what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), Yumanity must obtain the approval of Yumanity stockholders for the change in control of Yumanity resulting from the issuance of shares to the Kineta securityholders in the Merger.
For more information regarding the Private Placement, see the section titled “The Transactions—Private Placement.”
In the event that this proposal is not approved by Yumanity stockholders, the Merger cannot be consummated. In the event that this proposal is approved by Yumanity stockholders, but the Merger Agreement is terminated without the Merger being consummated, Yumanity will not issue any shares approved for issuance pursuant to this proposal.
Required Vote
The affirmative vote of a majority of the votes properly cast at the Yumanity special meeting, whether present via live audio webcast or represented by proxy at the Yumanity special meeting is required for approval of issuance of shares of Yumanity common stock to the PIPE Investors in the Private Placement.

THE YUMANITY BOARD OF DIRECTORS RECOMMENDS THAT THE YUMANITY STOCKHOLDERS VOTE “FOR” YUMANITY PROPOSAL NO. 3 TO APPROVE THE ISSUANCE OF SHARES OF YUMANITY COMMON STOCK IN THE PRIVATE PLACEMENT TO THE PIPE INVESTORS. THIS PROPOSAL NO. 3 IS CONDITIONED UPON PROPOSAL NO. 1. THEREFORE, THE PRIVATE PLACEMENT CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF PROPOSAL NOS. 1 AND 3. PROPOSAL NO. 1 IS ALSO CONDITIONED UPON PROPOSAL NOS. 2 AND 3. THEREFORE, THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF PROPOSAL NOS. 1, 2 AND 3.

ANNEX A-2
AMENDMENT NO. 1 TO THE MERGER AGREEMENT
FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”) is entered into and made effective as of December 5, 2022, by and among YUMANITY THERAPEUTICS, INC., a Delaware corporation (“Yumanity”), YACHT MERGER SUB, INC., a Washington corporation and wholly-owned subsidiary of Yumanity (“Merger Sub”) and KINETA, INC., a Washington corporation (the “Company”). Yumanity, Merger Sub and the Company are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties”. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
A. The Parties previously entered into that certain Agreement and Plan of Merger dated June 5, 2022 (the “Merger Agreement”).
B. Section 10.2 of the Merger Agreement provides that the Merger Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub, and Yumanity by an instrument in writing signed on behalf of each of the Company, Merger Sub and Yumanity.
C. The Parties desire to amend the Merger Agreement pursuant to the terms and conditions of this First Amendment and the respective boards of directors of the Company, Merger Sub and Yumanity have each approved this First Amendment to be effective as of the date hereof.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Articles 6, 7 and 8 of the Merger Agreement on or before December 15, 2022, the Parties shall use reasonable efforts to cause the Closing to occur on December 16, 2022.
2. AMENDMENT TO SECTION 6.6. Section 6.6 the Merger Agreement is hereby deleted in its entirety and replaced with the following:
“6.6 Concurrent Financing. The aggregate amount of cash proceeds received prior to the Closing, or to be received substantially simultaneously with the Closing, (i) by Yumanity in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement and (ii) by the Company in connection with any Interim Financing, shall not be less than $7,500,000.”
3. AMENDMENT TO DEFINITION OF “COMPANY VALUATION”. The definition of “Company Valuation” in Exhibit A to the Merger Agreement is hereby deleted in its entirety and replaced with the following:
““Company Valuation” for purposes of calculating the Exchange Ratio means $153,000,000.”
4. AMENDMENT TO DEFINITION OF “EXCESS PROCEEDS”. The definition of “Excess Proceeds” in Exhibit A to the Merger Agreement is hereby deleted in its entirety and replaced with the following:
““Excess Proceeds” shall mean an amount of cash equal to the gross proceeds from the Permitted Asset Disposition less the amount, if any, by which Yumanity Net Cash set forth on the Yumanity Closing Financial Certificate (calculated for these purposes as if none of the gross proceeds from the Permitted Asset Disposition are received by Yumanity) would be less than $7,500,000.”
5. APPLICABLE LAW. This First Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.
A-2-1

6. HEADINGS. The bold-faced headings contained in this First Amendment are for convenience of reference only, shall not be deemed to be a part of this First Amendment and shall not be referred to in connection with the construction or interpretation of this First Amendment.
7. ASSIGNABILITY. This First Amendment shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Amendment nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.
8. Counterparts. This First Amendment may be executed in multiple counterparts and transmitted by facsimile, by electronic mail in portable document format (“PDF”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a Party’s signature, with each such counterpart, facsimile or PDF signature constituting an original and all of which together constituting one and the same original.
9. CONSTRUCTION. The terms of this First Amendment amend and modify the Merger Agreement as if fully set forth in the Merger Agreement. Upon the effectiveness of this First Amendment, all references in the Merger Agreement to “the Agreement” or “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Merger Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Merger Agreement, as applicable, shall refer to the Merger Agreement, as modified by this First Amendment. If there is any conflict between the terms, conditions and obligations of this First Amendment and the Merger Agreement, this First Amendment’s terms, conditions and obligations shall control. All other provisions of the Merger Agreement not specifically modified by this First Amendment are expressly preserved and remain in full force and effect.
SIGNATURES ON THE FOLLOWING PAGE
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IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the Effective Date.
YUMANITY THERAPEUTICS, INC.

By:	/s/ Richard Peters
Name:	Richard Peters
Title:	Chief Executive Officer
YACHT MERGER SUB, INC.

By:	/s/ Devin Smith
Name:	Devin Smith
Title:	Chief Executive Officer
KINETA, INC.

By:	/s/ Shawn Iadonato
Name:	Shawn Iadonato
Title:	Chief Executive Officer
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REVISED PROXY CARD

YUMANITY THERAPEUTICS, INC.
40 GUEST STREET, SUITE 4410
BOSTON, MA 02135

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Monday, December 12, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/YMTX2022SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Monday, December 12, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D93935-S56262 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

YUMANITY THERAPEUTICS, INC.

The Board of Directors recommends you vote <u>FOR ALL PROPOSALS</u>:

NOTE: To transact such other business as may properly come before the stockholders at the Special Meeting or at any and all adjournments or postponements thereof.

Sign exactly as your name(s) appear(s) on the stock certificate. If shares of stock stand of record in the names of two or more persons, or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the proxy card for a deceased stockholder should give their full title. Please date the proxy card.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement on Form S-4 is available at www.proxyvote.com.

D93936-S56262

Yumanity Therapeutics, Inc.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints each of Richard Peters, M.D., Ph.D. and Michael Wyzga with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Yumanity Therapeutics, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company, to be held virtually at www.virtualshareholdermeeting.com/YMTX2022SM on Tuesday, December 13, 2022 at 10:00 A.M. Eastern Time and at any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their best judgment upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified. **If no specification is made, such shares shall be voted FOR all Proposals. The proxies will vote in their discretion on any other business as may properly come before the meeting and any adjournment thereof.** Whether or not you are able to attend the meeting, you are urged to sign and mail the proxy card in the return envelope so that the stock may be represented at the meeting.

IF YOU ELECT TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)